UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.

7979 Ivanhoe Avenue, Suite 300

La Jolla, California 92037

CONSENT STATEMENT

Consent of Shareholders of PICO Holdings, Inc.

This Consent Statement is being furnished in connection with the solicitation by PICO Holdings, Inc., a California corporation (“PICO,” “the Company,” “we” or “us”), of written consents of the shareholders of the Company to approve a proposal to remove John R. Hart as a director of the Company (the “Proposal”).

This Consent Statement and the enclosed form of consent (the “Consent”) is first being sent to the Company’s shareholders on or about October 31, 2016.

Shareholders are urged to complete, date and sign the accompanying form of Consent and return it promptly in the envelope provided with these materials. No postage is necessary if the Consent is mailed in the United States in the accompanying envelope.

CONSENT PROCEDURE

Record Date

The Company’s Board of Directors (the “Board”) has fixed the close of business on October 20, 2016, as the record date (the “Record Date”) for the determination of the shareholders of record entitled to execute a Consent with respect to the Proposal. The enclosed Consent is being sent to, and may be executed only by, shareholders of record as of the Record Date. As of the Record Date, we had issued and outstanding 23,069,381 shares of common stock. Each share of common stock outstanding on the Record Date entitles the record holder to execute the Consent with respect to one share for the approval of the Proposal.

Vote Required

Under the California Corporations Code (the “CCC”), unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be provided by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Our Amended and Restated Articles of Incorporation (the “Articles”) do not limit, prohibit, restrict, or otherwise qualify the use of this procedure.

The CCC generally requires the approval of a majority of the outstanding shares to remove a director. However, the CCC supplementally provides that a director of a corporation whose board of directors is classified may not be removed if the votes cast against the removal of the director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which, in the case of an action taken by written consent, all shares entitled to vote were voted and either the number of the directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected. While we are in the process of declassifying our Board pursuant to an amendment to our Articles approved by our shareholders at our 2016 Annual Meeting of Shareholders, all our directors will not be elected on an annual basis until 2019, and therefore this supplemental provision applies to the Proposal.

As a result, approval of the Proposal will require the receipt of unrevoked written Consents from the holders of at least 66  2⁄3% of the outstanding shares of common stock of the Company as of the Record Date (or 15,379,588 shares). If the Proposal is approved and the action described herein is taken, PICO will notify its shareholders on a Current Report on Form 8-K to be filed with the SEC.

Expiration Date

The Consents will expire on December 19, 2016 (the “Expiration Date”), which is 60 days following the Record Date. Accordingly, in order for the proposed action by written consent to be effective, the requisite number of written Consents to approve such action must be received by the Company on or prior to 11:59 p.m. Eastern Time on the Expiration Date.

Abstentions

Because of the requirements of the CCC as described under “Vote Required” above, any abstention or other failure to execute a Consent in favor of the approval of the Proposal for any reason will have the same effect as executing a Consent against the Proposal.

Consent of Related Parties

As of the Record Date, John R. Hart, whose removal from the Board is being sought, has the power to execute a Consent with respect to an aggregate of 298,478 shares of our common stock, or approximately 1.3% of the outstanding common stock, on the Proposal, including 39,261 shares held in our 401(k) plan and 259,217 shares held directly.

Submission and Revocation of Consents

The enclosed Consent permits shareholders to consent for, against, or abstain with respect to the Proposal. All properly executed Consents will be counted in accordance with the instructions indicated on the Consent, if any. If a properly executed Consent has been received but no instructions are provided or indicated as to what action is to be taken, such Consent will be deemed to constitute a Consent FOR the approval of the Proposal.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise discretion with respect to the Proposal. Thus, if shareholders do not give their broker or nominee specific instructions as to how to consent with respect to the Proposal, their shares may not be and will not be counted in determining whether a sufficient number of Consents have been received to approve the Proposal.

Any shareholder submitting a Consent may revoke it at any time before the action authorized by the executed Consents becomes effective by duly executing and delivering a written revocation to the Company. The action by written consent subject to this solicitation shall become effective at the time a sufficient number of unrevoked Consents to take the proposed action shall have been signed by the shareholders of record and delivered to the Company. A revocation may be in any written form validly executed by the revoking shareholder so long as it clearly states that the Consent previously given is no longer effective. Any written revocation of a Consent shall be delivered to the Secretary of the Company at our principal executive offices, located at the address set forth above.

PROPOSAL I

APPROVAL TO REMOVE JOHN R. HART

AS A DIRECTOR OF PICO

Reason for the Proposal

On October 10, 2016, Mr. Hart’s employment as President and Chief Executive Officer of the Company was terminated, effective as of October 12, 2016. In connection with such termination, the Board requested Mr. Hart to resign from the Board, but Mr. Hart refused to do so. Therefore, the Board, with Mr. Hart abstaining, has determined to furnish this Consent seeking the removal of Mr. Hart as a director of the Company. Accordingly, we are asking the Company’s shareholders to approve the Proposal to remove Mr. Hart as a director, effective immediately upon receipt of unrevoked written Consents from the holders of at least 66  2⁄3% of the outstanding shares of common stock of the Company as of the Record Date (or 15,379,588 shares).

Impact of Adoption of the Proposal

The Company currently has eight directors. If Mr. Hart is removed as a director of the Company, the authorized number of directors on the Board will automatically be decreased to seven, such that there will be no vacancy on the Board following Mr. Hart’s removal.

No Appraisal Rights

Under the CCC, shareholders are not entitled to appraisal rights with respect to the Proposal.

Voting Required for Approval of the Proposal

Pursuant to Section 303 of the CCC, any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote in an election of directors; provided that a director of a corporation whose board of directors is classified may not be removed if the votes cast against removal of the director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which, in the case of an action taken by written consent, all shares entitled to vote were voted and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected. Neither the Articles nor the Bylaws of the Company restrict the removal of a director by its shareholders. Accordingly, approval of the Proposal and the removal of Mr. Hart as a director of the Company will require the receipt of unrevoked written Consents from the holders of at least 66  2⁄3% of the outstanding shares of common stock of the Company as of the Record Date (or 15,379,588 shares).

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS EXECUTE CONSENTS “FOR”

THE REMOVAL OF JOHN R. HART AS A DIRECTOR OF THE COMPANY.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 13, 2016, with respect to the beneficial ownership of our common stock by (i) each person whom we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the SEC, (ii) each of our directors, (iii) each of our named executive officers (as defined by Item 402(a)(3) of the Regulation S-K promulgated under the Securities Exchange Act of 1934), and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. As of October 13, 2016, 23,069,381 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership
Named Executive Officers and Directors
John R. Hart(1)	298,478	1.3%
Maxim C. W. Webb (2) (14) (15)	82,628	*
John T. Perri (3) (14) (15)	32,597	*
Raymond V. Marino II (11)	5,000	*
Howard Brod Brownstein (11)	10,100	*
Michael J. Machado (4)	7,457	*
Eric Speron (5)	949,494	4.1%
Daniel B. Silvers (11)	—	*
Andrew F. Cates (11)	—	*

Current Executive Officers and Directors as a Group (9 persons)	1,385,754	6.0%

5% Shareholders
RHJ International SA (7) Avenue Louise 326 1050 Brussels, Belgium	2,663,180	11.5%
River Road Asset Management, LLC(8) 462 S. 4th St., Ste 1600 Louisville, KY 40202	1,896,348	8.2%
Royce & Associates, LLC (9) 745 Fifth Avenue, New York, NY 10151	1,542,389	6.7%
Van Den Berg Management I, Inc. (6) 805 Las Cimas Parkway, Suite 430, Austin, TX 78746	1,424,634	6.2%
BlackRock, Inc. (10) 55 East 52nd Street, New York, NY 10055	1,408,573	6.1%
Bank of Montreal(12) 1 First Canadian Place Toronto, Ontario, Canada M5X 1A1	1,269,263	5.5%
The Vanguard Group (13) 100 Vanguard Blvd. Malvern, PA 19355	1,184,593	5.1%

*	Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.

(1)

Represents 39,261 shares held in our 401(k) plan and 259,217 shares held directly. The number of shares shown above does not include 53,996 shares held in a deferred compensation trust account. U.S. Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares. This number also does not include 53,571 shares of RSU that vested on October 12, 2016, but will not be settled within 60 days. This number also does not include shares issuable upon exercise of SAR, which are exercisable or may be exercised within 60 days of October 13, 2016, because none of the outstanding SAR were in-the-money as of October 13, 2016. As of October 13, 2016, the total number of SAR held Mr. Hart were 419,178. The actual number of shares to be issued upon the exercise of a SAR will be based on the net exercise value (that is, the market price per share of our stock on the date of exercise, minus the exercise price) times the number of SAR exercised, minus applicable taxes withheld in the form of shares. This number also does not include shares issuable upon exercise of PBO (Performance Based Option), which may be exercisable within 60 days of October 13, 2016, because none of the vested PBO had met the stock price contingency as of October 13, 2016. As of October 13, 2016, the total number of PBO held by Mr. Hart was 285,714, of which 174,603 had vested.

(2)

Represents 1,290 shares held in our 401(k) plan, 75,386 shares held directly, and 5,952 shares of RSU that will vest within 60 days. The number of shares shown above does not include 1,375 shares held in a deferred compensation trust account. U.S. Bank, N.A., as trustee of the grantor trust, has sole voting power over such shares. This number also does not include 11,905 shares of RSU that will not vest within 60 days.

(3)

Represents 263 shares held in our 401(k) plan, 27,810 shares held directly, and 4,524 shares of RSU that will vest within 60 days. This number does not include 9,047 shares of RSU that will not vest within 60 days.

(4)	This number of shares does not include 4,854 RSU that will not vest within 60 days.
(5)

Represents 20,900 shares held in a personal IRA account, 39,100 shares held directly and 190 shares held by Mr. Speron’s spouse in a personal IRA. This number also includes 889,304 shares held on behalf of clients of First Foundation Advisors for which Mr. Speron has voting and dispositive power.

(6)

Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on April 15, 2016. Van Den Berg Management I, Inc. beneficially owned 1,424,634 shares, with sole voting and dispositive power over such shares.

(7)

Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 11, 2016. Kleinwort Benson Investors Dublin Limited (“Kleinwort Investors”) and Calvert Investment Management Inc. (“Calvert”) beneficially owned 2,663,180 shares and 1,174,101 shares, respectively, with shared voting and dispositive power over such shares. Kleinwort Investors is a wholly owned subsidiary of Kleinwort Benson Group Limited (“Kleinwort Group”), which is a wholly owned subsidiary of RHJ International SA (“RHJ”). Calvert is a wholly owned subsidiary of RHJI. As such, RHJ, Kleinwort Group, and Calvert may be deemed to beneficially own all shares beneficially owned by Kleinwort Investors and Calvert.

(8)

Beneficial ownership of shares as reported on Schedule 13D filed with the SEC on June 17, 2016. River Road Asset Management, LLC beneficially owned 1,896,348 shares, with sole voting power over 1,553,811 shares and sole dispositive power over 1,896,348 shares.

(9)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on January 20, 2016.
(10)

Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on January 27, 2016. BlackRock, Inc. beneficially owned 1,408,573 shares, with sole voting power over 1,342,445 shares, and sole dispositive power over 1,408,573 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.

(11)	This number of shares does not include 4,868 RSU that will not vest within 60 days.
(12)

Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 16, 2016. BMO Asset Management Corp. beneficially owned 1,255,869 shares, with sole voting power over 1,093,320 shares, shared voting power over 4,348 shares, sole dispositive power over 1,250,146 shares, and shared dispositive power over 3,170 shares. BMO Harris Bank N.A. beneficially owned 13,394 shares, with sole voting power over 12,855 shares, and shared dispositive power over 13,394 shares. Bank of Montreal is the ultimate parent company of BMO Asset Management, Corp., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and BMO Harris Bank N.A., a bank as defined in section 3(a)6 of the Securities Exchange Act of 1934, as amended. As parent company, Bank of Montreal is deemed to beneficially own 1,269,263 shares held by its subsidiaries, with sole voting power over 1,106,205 shares, shared voting power over 4,348 shares, sole dispositive power over 1,250,146 shares, and shared dispositive power over 16,564 shares.

(13)

Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 11, 2016. The Vanguard Group, Inc. beneficially owned 1,184,593 shares, with sole voting power over 28,759 shares, sole dispositive power over 1,157,134 shares, and shared dispositive power over 27,459 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 27,459 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,300 shares as a result of its serving as investment manager of Australian investment offerings.

(14)

Shares shown as beneficially owned by Mr. Webb and Mr. Perri do not include shares issuable upon exercise of SAR, which are exercisable or may be exercised within 60 days of October 13, 2016, because none of the outstanding SAR were in-the-money as of October 13, 2016. As of October 13, 2016, the total number of SAR held by Mr. Webb and Mr. Perri was 47,292 and held as follows: 17,292 SAR for Mr. Webb and 30,000 SAR for Mr. Perri. The actual number of shares to be issued upon exercise of a SAR will be based on the net exercise value (that is, the market price per share of our stock on the date of exercise, minus the exercise price) times the number of SAR exercised, minus applicable taxes withheld in the form of shares.

(15)

Shares shown as beneficially owned by Mr. Webb and Mr. Perri do not include shares issuable upon exercise of PBO, which may be exercisable within 60 days of October 13, 2016, because none of the vested PBO had met the stock price contingency as of October 13, 2016. As of October 13, 2016, the total number of PBO held by Mr. Webb and Mr. Perri was 167,619, of which 102,434 had vested. The PBO were held as follows: 95,238 total PBO (58,201 vested) for Mr. Webb and 72,381 total PBO (44,233 vested) for Mr. Perri.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Shareholder Proposals to Be Considered for Inclusion in Proxy Materials. Shareholder proposals that are intended for inclusion in our 2017 proxy statement and acted upon at our 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) must be received no later than February 1, 2017. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in Company-sponsored proxy materials. Shareholder proposals must be delivered to our Corporate Secretary by mail at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480. As the rules of the United States Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Shareholder Proposals and Director Nominations to be Brought Before the 2017 Annual Meeting. Notice of any proposal or director nomination that you intend to present at the 2017 Annual Meeting, but do not intend to have included in the proxy statement and form of proxy relating to the 2017 Annual Meeting, must be delivered to our Corporate Secretary by mail at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480 not earlier than the close of business on March 13, 2017 and not later than the close of business on April 12, 2017. In addition, your notice must set forth the information required by our bylaws with respect to each shareholder proposal or director nomination that you intend to present at the 2017 Annual Meeting.

In order for shareholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the shareholders at the 2017 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by mail at 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, Attention: Corporate Secretary, or by facsimile at (858) 456-6480 no later than April 12, 2017. If a shareholder fails to provide such timely notice of a proposal to be presented at the 2017 Annual Meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal. In this regard, the proxy solicited by us for the 2017 Annual Meeting will confer discretionary authority on our proxies to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to April 12, 2017.

If the date of our 2017 Annual Meeting is a date that is not within 30 days before or 60 days after July 11, 2017, the anniversary date of our 2016 Annual Meeting, notice by the shareholder of a proposal must be received no earlier than the close of business on the 120th day before the 2017 Annual Meeting and not later than the close of business of (i) the 90th day prior to the 2017 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made by us.

SOLICITATION COSTS

The Company will bear the cost of preparing, assembling, and mailing the Consent Statements and the Consent cards in connection with the solicitation of written consents of shareholders. In addition to solicitation by use of mail, employees of the Company may solicit Consents, personally or by telephone, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial holders and to obtain authorization for execution of the Consents. The Company, upon request, will reimburse those persons and entities for expenses incurred in forwarding Consent materials to beneficial owners.

OTHER MATTERS

No further business will be transacted by written consent in connection with this Consent Solicitation other than seeking approval of the Proposal.

Very truly yours,

/s/ Raymond V. Marino II
Chair of the Board of Directors

La Jolla, California
October 31, 2016

Action by Written Consent of Shareholders of

PICO HOLDINGS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

Pursuant to Section 603 of the California Corporations Code, the following resolution is approved and adopted as indicated below by the shareholders who have signed this Consent, or a counterpart hereof (this Consent and all counterparts being deemed to constitute a single consent) without a meeting. The resolution set forth herein shall be effective when unrevoked Consents in favor of such resolution or counterparts thereof, have been executed, dated, and delivered by or on behalf of the shareholders of record on October 20, 2016 (the “Record Date”) by at least 66  2⁄3% of the outstanding shares of common stock of PICO Holdings, Inc. as of the Record Date (or 15,379,588 shares). This Consent expires on December 19, 2016 at 11:59 p.m. Eastern Time.

1. Resolution to approve the removal of John R. Hart as a director of the Company. Resolved, that John R. Hart is removed as a director of PICO Holdings, Inc. (the “Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

The above Proposal is described in greater detail in the accompanying Consent Statement dated October 31, 2016, all of which is incorporated herein by reference.

PLEASE SIGN AND RETURN PROMPTLY.

The shares of common stock represented by this Consent, when properly executed, will be counted in the manner directed herein by the shareholder. IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE DEEMED TO CONSTITUTE CONSENT FOR THE APPROVAL OF THE PROPOSAL.

Please enter the number of shares of PICO Holdings, Inc. common stock you own:

(Please sign, date, and return this Consent.)

Date: , 2016

Signature(s):

Print Name(s):

Title or Authority (if applicable):

Please sign your name here. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Consent shall be deemed valid for all shares held in all capacities.